Exhibit 99.1

IXYS Announces Results for the Third Fiscal Quarter Ended December 31, 2012

Seventh Consecutive Quarter of Record Cash. Stock Buyback of 486,000 Shares.

MILPITAS, Calif.--(BUSINESS WIRE)--January 29, 2013--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced results for its third fiscal quarter ended December 31, 2012.

Net revenues in the quarter ended December 31, 2012 were $63.8 million, a decrease of $16.2 million, or 20.3%, as compared to net revenues of $80.0 million for the same period in the prior fiscal year.

For the nine months ended December 31, 2012, IXYS reported net revenues of $213.1 million, a decrease of $67.7 million, or 24.1%, as compared with net revenues of $280.8 million for the same period in the prior fiscal year.

“We are proud to belong to the class of semiconductor companies that proved profitable even in challenging macroeconomic conditions. We identified the market slowdown in a timely manner, and acted accordingly in streamlining our business for improved efficiency and manufacturing productivity,” commented Dr. Nathan Zommer, Chairman and CEO of IXYS. “Notwithstanding these volatile markets, we continued our focused R&D and technology innovation, which resulted in sustained product introductions, new patents and new customers. We continue to win designs in applications where our comprehensive product portfolio differentiates us from competitors.”

Cash and cash equivalents totaled $107.0 million at December 31, 2012, an increase of $7.8 million as compared to March 2012. The company continued to be profitable, with another quarter ending in record cash. During the quarter ended December 31, 2012, the company purchased about 486,000 shares of its common stock for about $4.4 million. IXYS can still purchase approximately 660,000 shares under its current buyback programs.

“We increased our operating efficiency and reduced expenses to remain profitable despite short-term reduced revenues. Such efforts allowed us to increase cash, marking the seventh consecutive quarter of record high cash. A strong balance sheet, sustained gross margins, a reduction in net inventories and healthy cash flows position us for the expected market recovery,” stated Uzi Sasson, President and CFO of IXYS.

Net income for the quarter ended December 31, 2012 was $1.2 million, or $0.04 per diluted share, as compared to a net income of $5.7 million, or $0.18 per diluted share, for the same quarter in the prior fiscal year. Net income for the nine months ended December 31, 2012 was $9.6 million, or $0.30 per diluted share, as compared to a net income of $26.6 million, or $0.82 per diluted share, for the same period in the prior fiscal year.

Gross profit was $19.1 million, or 29.9% of net revenues, for the quarter ended December 31, 2012, as compared to a gross profit of $23.2 million, or 28.9% of net revenues, for the same quarter in the prior fiscal year.

Gross profit for the nine months ended December 31, 2012 was $66.8 million, or 31.3% of net revenues, as compared to a gross profit of $89.7 million, or 31.9% of net revenues, for the same period in the prior fiscal year.

“Multiple markets have started trending upward; however, the industrial and telecom sectors are still volatile,” noted Uzi Sasson, President and CFO of IXYS. “Therefore, we expect revenues for the March 2013 quarter to be relatively flat or slightly higher as compared to the revenues for the December 2012 quarter.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid-state relays, high voltage integrated circuits (HVIC) and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end-customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our profitability, product introductions, new patents, additional cash generation, design wins, sustained gross margins, cash flows, the expected market recovery, market trends, volatility and our expectations for revenues during the March 2013 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to adverse macroeconomic events in Europe, Asia or the United States, changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports IXYS filed with the Securities and Exchange Commission including its Form 10-Q for the quarter ended September 30, 2012. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	March 31,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$106,958	$99,113
Accounts receivable, net	31,803	48,420
Other receivables	866	853
Inventories, net	87,384	86,240
Prepaid expenses and other current assets	4,562	6,081
Deferred income taxes	8,464	8,450
Total current assets	240,037	249,157
Plant and equipment, net	54,331	56,071
Other assets	13,814	13,053
Deferred income taxes	26,089	25,629

Total assets	$334,271	$343,910

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,506	$2,873
Current portion of notes payable to bank	16,209	1,696
Accounts payable	10,915	14,427
Accrued expenses and other current liabilities	14,792	22,023
Total current liabilities	44,422	41,019
Capitalized lease and other long term obligations, net of current portion	16,049	33,783
Pension liabilities	14,266	15,001
Total liabilities	74,737	89,803

Common stock	379	378
Additional paid-in capital	139,607	141,445
Retained earnings	118,629	110,194
Accumulated other comprehensive income	919	2,090
Stockholders' equity	259,534	254,107

Total liabilities and stockholders' equity	$334,271	$343,910

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net revenues	$63,812	$80,041	$213,130	$280,823
Cost of goods sold	44,753	56,889	146,364	191,158
Gross profit	19,059	23,152	66,766	89,665

Operating expenses:
Research, development and engineering	6,532	6,368	19,933	19,805
Selling, general and administrative	9,490	10,827	30,582	32,142
Amortization of intangibles	559	640	1,683	1,885
Total operating expenses	16,581	17,835	52,198	53,832
Operating income	2,478	5,317	14,568	35,833
Other income (expense), net	(507)	665	77	1,516

Income before income tax provision	1,971	5,982	14,645	37,349
Provision for income tax	782	311	5,092	10,755
Net income	$1,189	$5,671	$9,553	$26,594

Net income per share - basic	$0.04	$0.18	$0.31	$0.85

Weighted average shares used in per share calculation - basic	31,005	31,203	31,222	31,335

Net income per share - diluted	$0.04	$0.18	$0.30	$0.82

Weighted average shares used in per share calculation - diluted	31,487	32,238	31,917	32,505

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO